Exhibit 99.1
News Release
Amkor Reports First Quarter Sales
CHANDLER, Ariz., May 1, 2007 — Amkor Technology, Inc. (NASDAQ: AMKR) reported first quarter 2007 sales of $651 million, up 1% from the first quarter of 2006 and down 5% sequentially from the fourth quarter of 2006. Amkor’s first quarter 2007 net income was $35 million, or $0.18 per diluted share, compared with net income of $34 million, or $0.19 per diluted share, in the first quarter of 2006.
“Our first quarter performance reflected a seasonal slowdown in demand together with an inventory correction at the customer level,” said James Kim, Amkor’s Chairman and Chief Executive Officer. “We remain committed to maintaining our technology and product leadership in key growth markets and to exercising capital and pricing discipline so that we can achieve consistent profitability and free cash flow. We are investing capital in strategic growth areas of flip chip, wafer level processing, 3D and other advanced packaging, and we continue to prudently expand our capabilities in test development, wafer probe and final test.”
“While our first quarter volumes were seasonally lower in most product categories, we saw continued growth in flip chip and modules,” said Kim. “Our flip chip solutions encompass turnkey wafer bump, wafer probe, assembly and final test, and Amkor is well positioned to support a broad range of high-performance applications, including gaming, networking, wireless and advanced servers. Our module solutions currently support customers in the wireless market.”
“Commencing with the second quarter of 2005 and through the third quarter of 2006, we enjoyed six consecutive quarters of above-average growth in our business. Within this context, and mindful of the fact that our business is increasingly influenced by growth in the world economy and levels of consumer spending, we expect the softness we experienced in the first quarter will be followed by modest growth for the rest of 2007,” said Kim.
“Our first quarter financial performance was in line with guidance and is further evidence of our success in achieving consistent levels of profitability and generating free cash flow,” said Ken Joyce, Amkor’s Chief Financial Officer.
“First quarter 2007 net sales increased $6 million or 1% over the first quarter of 2006. A nearly 10% decline in unit shipments in 2007 was more than offset by a stable pricing environment and mix shift to packages with higher average selling prices,” said Joyce. “Compared with the fourth quarter of 2006, sales were down 5% on lower unit volumes across most of our product lines, with notable exceptions for flip chip and modules. The lower unit volumes in the first quarter were due to anticipated seasonal declines and to a lesser extent customer inventory corrections during the quarter.”
Gross margin in the first quarter of 2007 was 22.6% down from 24.0% in the first quarter of 2006 and 25.3% in the fourth quarter of 2006. On a year-over-year basis, factory wage increases and increased factory overhead costs more than offset the benefit of factory workforce reductions. Compared with the fourth quarter of 2006, the decline in gross margin principally reflected the impact of our operating leverage on lower sales volume, coupled with growth in packages with a higher material content.
Selling, general & administrative expenses in the first quarter of 2007 were $2.5 million higher than the first quarter of 2006, reflecting higher spending for professional fees, indirect factory costs, and incentive compensation partially offset by a $3 million gain recognized on disposition of real property used for administrative purposes. Compared with the fourth quarter of 2006, and including the above $3 million gain, the first quarter of 2007 SG&A expenses were essentially flat. Our current expectation is that SG&A costs in the second quarter of 2007 will be up slightly from the first quarter reflecting increased indirect factory administrative expenses and litigation activity.
“Capital additions totaled $55 million in the first quarter of 2007. Our continued focus on improving overall asset productivity allowed us to moderate our capital additions,” said Joyce. “Our capacity expansion continues to focus on strategic growth areas, including wafer bump, wafer level packaging and flip chip. We are currently targeting second quarter 2007 capital additions of $70 million and full year capital additions in the range of $250 — $300 million. We are prepared to adjust these figures depending on business conditions.”
“We have achieved positive free cash flow for the past six quarters, and given our current view of business conditions, we anticipate this trend will continue throughout 2007,” said Joyce. “We continue to address our capital structure and reduce ongoing interest expense. In March we used available cash to retire the remaining $142 million of 5% convertible debt at maturity. In April we refinanced a $300 million term loan due 2010 (accruing interest at LIBOR + 450 bp) with a seven-year amortizing loan due 2014 (accruing interest at approximately LIBOR + 125 bp). Taken together, these actions will result in approximately $13 million of interest savings for the remainder of 2007.” In connection with the April 2007 refinancing, Amkor will record a charge in the second quarter, with no tax effect, of $16 million, reflecting $9 million in prepayment fees and $7 million to write off unamortized deferred debt issuance costs.
The income tax rate was 10.5% for the first quarter of 2007 and we anticipate an effective tax rate of 6.7% for the year. This reflects the utilization of foreign net operating loss carryforwards and tax holidays in certain of our foreign jurisdictions. At March 31, 2007, Amkor had U.S. net operating losses available for carryforward totaling $400 million expiring through 2027 and $60 million of non-U.S. operating losses available for carryforward, expiring through 2012.
Selected operating data for the first quarter 2007 is included in a section before the financial tables.
Business Outlook
On the basis of our customers’ forecasts, we have the following expectations for the second quarter of 2007:
•	Sales up 3% to 4% from the first quarter of 2007

•	Gross margin of around 23%

•	Net income in the range of $0.13 to $0.16 per diluted share, which includes charges of $0.08 per share associated with the April 2007 refinancing
Amkor will conduct a conference call on May 1, 2007 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-262-2175 or by visiting the investor relations page of our web site: www.amkor.com or CCBN’s website, www.companyboardroom.com. An archive of the webcast can be accessed through the same links and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11087561#.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: plans to exercise discipline in our capital investments, build capabilities in technology and key growth areas; expectations of modest industry growth; expectations regarding SG&A costs in the second quarter of 2007; expectations regarding 2007 capital expenditures; expectations to achieve positive free cash flow throughout 2007; expectations regarding interest savings for the remainder of 2007; expectations regarding the effective tax rate for full year 2007 and the level of operating loss carryforwards; and the statements regarding sales, gross margin and net income per diluted share contained under Business Outlook. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital expenditures; deterioration of the U.S. or other economies; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to the production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations; and technological challenges.
Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2006. Amkor undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this document.
Contact:
Jeffrey Luth
VP Corporate Communications
480-821-5000 ext. 5130
jluth@amkor.com
(selected operating data and tables to follow)

Selected operating data for the first quarter 2007

1st Quarter
Capital additions	$55 million
Net increase in related accounts payable and deposits	4 million

Payments for property, plant & equipment	$51 million

Depreciation and amortization	$71 million
Free cash flow *	$72 million

*	Reconciliation of free cash flow to the most directly comparable US GAAP measure:

Net cash provided by operating activities	$123 million
Less payments for property, plant and equipment	(51 million	)

Free cash flow from continuing operations	$72 million

We define free cash flow as net cash provided by operating activities less payments for property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.
For the First Quarter of 2007:
•	Capacity utilization was approximately 75%

•	First quarter assembly unit shipments were 2.0 billion, down 9% from Q4 2006

•	Our top ten customers accounted for 44% of net sales

•	End market distribution (an approximation based on a sampling of our largest customers):

Communications	38%
Consumer	32%
Computing	20%
Other	10%
•	As a percentage of net sales:

Laminate packages	52%
Leadframe packages	33%
Other	4%
Test	11%
(tables to follow)

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2007	2006
	(In thousands, except per share data)
Net sales	$650,988	$645,089
Cost of sales	503,650	490,352

Gross profit	147,338	154,737

Operating expenses:
Selling, general and administrative	62,667	60,204
Research and development	9,625	9,430
Provision for legal settlements and contingencies	—	1,000

Total operating expenses	72,292	70,634

Operating income	75,046	84,103

Other (income) expense:
Interest expense, net	35,160	41,157
Interest expense, related party	1,563	1,788
Foreign currency (gain) loss, net	(15)	3,928
Debt retirement (gain) loss, net	—	(451)
Other (income) expense, net	(686)	(485)

Total other expense, net	36,022	45,937

Income before income taxes and minority interests	39,024	38,166
Income tax expense	4,107	3,612

Income before minority interests	34,917	34,554
Minority interests, net of tax	(327)	(115)

Net income	$34,590	$34,439

Net income per common share:
Basic	$0.19	$0.19

Diluted	$0.18	$0.19

Shares used in computing net income per common share:
Basic	178,513	176,801

Diluted	206,540	190,764

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2007	2006
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$177,138	$244,694
Restricted cash	2,510	2,478
Accounts receivable:
Trade, net of allowances	381,394	380,888
Other	5,520	5,969
Inventories, net	147,835	164,178
Other current assets	39,947	39,650

Total current assets	754,344	837,857

Property, plant and equipment, net	1,428,082	1,443,603
Goodwill	672,345	671,900
Intangibles, net	26,911	29,694
Investments	6,006	6,675
Restricted cash	1,680	1,688
Other assets	51,612	49,847

Total assets	$2,940,980	$3,041,264

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$120,681	$185,414
Trade accounts payable	284,824	291,847
Accrued expenses	143,774	145,501

Total current liabilities	549,279	622,762

Long-term debt	1,629,278	1,719,901
Long-term debt, related party	100,000	100,000
Pension and severance obligations	182,985	170,070
Other non-current liabilities	34,155	30,008

Total liabilities	2,495,697	2,642,741

Commitments and contingencies
Minority interests	4,877	4,603

Stockholders’ equity:
Preferred stock	—	—
Common stock	179	178
Additional paid-in capital	1,454,519	1,441,194
Accumulated deficit	(1,006,800)	(1,041,390)
Accumulated other comprehensive loss	(7,492)	(6,062)

Total stockholders’ equity	440,406	393,920

Total liabilities and stockholders’ equity	$2,940,980	$3,041,264

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended
	March 31,
	2007	2006
	(In thousands)
Cash flows from operating activities:
Net income	$34,590	$34,439
Depreciation and amortization	71,364	66,061
Other operating activities and non-cash items	4,055	15,007
Changes in assets and liabilities	13,440	3,462

Net cash provided by operating activities	123,449	118,969

Cash flows from investing activities:
Payments for property, plant and equipment	(51,386)	(79,098)
Proceeds from the sale of property, plant and equipment	3,945	923
Other investing activities	(1,177)	—

Net cash used in investing activities	(48,618)	(78,175)

Cash flows from financing activities:
Borrowings under revolving credit facilities	35,221	63,092
Payments under revolving credit facilities	(45,272)	(52,628)
Payments for debt issuance costs	(351)	(485)
Payments on long-term debt	(145,149)	(32,742)
Proceeds from issuance of stock through stock compensation plans	12,524	832

Net cash used in financing activities	(143,027)	(21,931)

Effect of exchange rate fluctuations on cash and cash equivalents	640	805

Net increase (decrease) in cash and cash equivalents	(67,556)	19,668
Cash and cash equivalents, beginning of period	244,694	206,575

Cash and cash equivalents, end of period	$177,138	$226,243